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                                                                   EXHIBIT 99.1


                               CONTACT: Gale L. Griffin 201/894-2407
                                        Vice President, Corporate Communications





    CPC INT'L TO TAKE 2ND-QTR. CHARGES FOR SPIN-OFF COSTS AND RESTRUCTURING
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         ENGLEWOOD  CLIFFS,  NJ, June 19, 1997 -- CPC  International  Inc. today announced that it will take a pre-tax $86 million charge in the second quarter ($65 million after tax or $.45 per common share) related to the cost of spinning off its corn refining operations. Also, in the second quarter, the company will take a pre-tax charge of $242 million ($155 million after tax or $1.08 per common share) related to the restructuring of its packaged foods operations. The company said that the planned restructuring activities are expected to result in savings that will reach at least $60 million in 1998 and more than $90 million in 1999 and thereafter, adding substantially to operating income.

         The cash portions of the spin-off and restructuring charges after taxes will be 75% and 40%, respectively.

Spin-off Charge for Separation of Businesses into Independent Companies
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         As previously  announced,  CPC expects to spin off its  worldwide  corn refining operations by the end of the year in order to give both companies the focus, flexibility, and resources needed for faster growth of sales, volumes, and profits. The cost of separating the two businesses includes direct costs such as fees in the legal, tax, and investment banking areas, as well as the costs for the separation of facilities that were used to produce both packaged foods and corn-derived products. An important part of the spin-off charge is related to restructuring as well as staffing reductions in the corn refining
business,   mainly  in  its  international  operations  spanning  18  countries.
Resulting savings will benefit the business from its inception as a separate company.

Restructuring Charge for Streamlining Packaged Foods Operations Worldwide
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         Approximately 50% of the restructuring  charge relates to the company's worldwide consumer foods business, 35% is for the baking business, and 15% for reductions in corporate overhead.

           The majority of the activities to be undertaken in the consumer foods business pertain to European and North American operations and include the sale of some non-core businesses, potential plant closings, reorganization of administrative functions, and the previously-announced transfer of Mueller's pasta production to an outside manufacturer.

         The baking business restructuring includes continued consolidation and reconfiguration of manufacturing and distribution systems and processes to improve overall business efficiency and effectiveness.

         C.R. Shoemate, chairman and chief executive officer of CPC, commented, "The announcement of this restructuring further indicates our commitment to achieve rapid growth in our global packaged foods business. Our packaged foods operations continue in very good health and will be capable of still more aggressive growth as a result of the moves we're making now. Our core businesses, chiefly under the Knorr and Hellmann's brands, are well established in all the developed countries of North America and

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Europe and well positioned in the rapidly growing economies of Latin America and Asia. We have an increasingly efficient network of plants and distribution systems throughout the world. And we have skilled and knowledgeable people in place to ensure that our global core businesses increase their pace of rapid and profitable growth. In short, CPC has the means, the opportunities, and the determination to deliver consistently superior performance and return to its shareholders."

ABOUT CPC INTERNATIONAL: CPC International Inc. is among the largest U.S. food companies and ranks as one of the 100 largest industrial companies in the U.S., with sales of $9.8 billion in 1996. Best known among CPC's U.S. products are:
Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. CPC's global Knorr brand comprises on of the world's most extensive lines of products. CPC is one of the nation's most international food companies, with operations in 62 countries. CPC is also one of the largest corn refiners, with operations in North America and Latin America. CPC has announced a plan to spin off its Corn Refining Business as an independent company to CPC shareholders. For more information about CPC, visit the company's Web site on the Internet at: http://www.cpcinternational.com.